UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 14, 2012, ICF International, Inc. (the “Company” or “ICF”), ICF Consulting Group, Inc., its direct, wholly-owned subsidiary, and various other subsidiaries of the Company, as co-borrowers (collectively, the “Borrowers”), entered into a Third Amended and Restated Business Loan and Security Agreement with a group of lenders for which Citizens Bank of Pennsylvania (“Citizens Bank”), acted as Administrative Agent and RBS Citizens, N.A. and PNC Capital Markets, LLC, acted in the capacity of joint lead arrangers and joint book running managers (the “Loan Agreement”). The Loan Agreement governs ICF’s senior credit facility and it amends and restates the previous amended credit agreement entered into February 20, 2008.

The Loan Agreement provides for a revolving line of credit of up to $400 million with the ability for ICF to increase the aggregate principal amount incrementally up to $500 million (the “Credit Facility”). Amounts advanced under the Credit Facility will bear interest either on a base rate basis or LIBOR basis, at the option of the Borrowers. The “base rate” as defined in the Loan Agreement is the higher of (i) the Federal Funds Rate, plus one-half of one percent (0.50%), (ii) the Prime Rate, as established and announced from time to time by Citizens Bank or (iii) the LIBOR rate plus one percent (1%). The “LIBOR basis” as defined in the Loan Agreement is the LIBOR rate, two London banking days prior to the beginning of the interest period. Advances made under either basis must be in minimum and incremental amounts of $100,000. Interest on any amounts outstanding under the Credit Facility will be paid monthly or quarterly depending on the interest rate basis selected by ICF.

The credit facility matures on March 14, 2017, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized.

Any loans under the Credit Facility are secured by all of the assets of the Borrowers (subject to limitations with regard to certain subsidiaries which are controlled foreign corporations or non-borrowers under the Credit Facility), including without limitation, each such Borrower’s receivables, inventory, leases, stock ownership interests and other collateral.

The loan may be used by the Company for the following purposes: (i) to refinance certain existing indebtedness of the Company; (ii) to finance any Permitted Acquisition (as defined in the Loan Agreement); and (iii) for working capital, letters of credit and general corporate needs.

The Loan Agreement places limitations on certain actions of the Borrowers, including limitations on changes of control of subsidiaries of the Company, limitations on intercompany payments and limitations on incurring additional indebtedness. In addition, the Loan Agreement contains certain loan covenants, including, among others, financial covenants providing for a fixed charge coverage ratio and leverage ratio.

Under the terms of the Loan Agreement, an event of default may occur upon, among other things: (i) nonpayment of principal, interest or other amount due; (ii) the Company’s failure to comply with certain terms of the Loan Agreement; (iii) the occurrence of bankruptcy or insolvency events with respect to the Company; (iv) failure of the Company to pay any judgment or other borrowed money amount in excess of $1 million; or (v) the occurrence of a levy, attachment or enforcement proceeding involving amounts in excess of $500,000. The occurrence of an event of default would result in a 2% increase in interest payable under the Loan Agreement and could result in the acceleration of the Borrowers’ obligations under the Loan Agreement.

The Loan Agreement provides for the payment of specified fees and expenses, including an upfront fee, commitment fee and letter of credit fees.

The Loan Agreement contains representations and warranties that the Borrowers made to and solely for the benefit of the lenders under the Loan Agreement. The assertions embodied in the representations and warranties in the Loan Agreement are qualified by information contained in the confidential disclosure schedules that the Borrowers delivered in connection with signing the Loan Agreement. Investors are not third-party beneficiaries under the Loan Agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Loan Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The description of the Loan Agreement is qualified in its entirety by the full text of the Loan Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the description of Item 1.01 above, which is incorporated herein by reference.

Item 8.01	Other Events

On March 15, 2012, the Company issued a press release announcing the execution of the Loan Agreement. A copy of the release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Third Amended and Restated Business Loan and Security Agreement, dated March 14, 2012.

99.1	Press Release, dated March 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: March 16, 2012	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer

Exhibit Index

Exhibit No.	Document

10.1	Third Amended and Restated Business Loan and Security Agreement, dated March 14, 2012.

99.1	Press Release, dated March 15, 2012.